Exhibit (h)(13)(ii)

[State Street letterhead]

November 5, 2008

Each of the Borrowers listed

on Appendix I hereto

One Financial Center

Mail Stop: MA5-516-03-01

Boston, Massachusetts 02111

Attention: Michael Clarke

RE:	2nd Amendment and Limited Waiver to Loan Agreement

Ladies and Gentlemen:

State Street Bank and Trust Company (the “Bank”) has made available to Columbia Funds Series Trust (the “Borrower”), acting on behalf of its fund series as the case may be (any series, a “Fund”) as described on Appendix I attached to the Existing Loan Agreement, a $200,000,000 unsecured uncommitted line of credit (the “Uncommitted Line”) as described in a letter agreement dated December 27, 2007, by and between the Borrower and the Bank (as amended prior to the date hereof, the “Existing Loan Agreement” and the Existing Loan, as further amended hereby, the “Loan Agreement”). The obligations of the Borrower arising under the Uncommitted Line are evidenced by a promissory note in the original principal amount of $200,000,000 dated December 27, 2007 executed by the Borrower in favor of the Bank (the “Note”). Any capitalized term not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

The Borrower has requested, and the Bank has agreed, to make changes to the Existing Loan Agreement and waive certain provisions of the Loan Agreement as set forth below. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, on behalf of the Funds, and the Bank hereby agree as follows:

I.	Amendments to Existing Loan Agreement

1. Section II(1)(c) of the Loan Agreement is hereby amended by (a) deleting the word “and” at the end of Section II(1)(c)(vii), (b) inserting a new Section II(1)(c)(ix) at the end thereof as follows:

“ and (ix) liens or encumbrances, if any, in favor of the Treasury on the property of any 2a-7 Fund arising pursuant to Section 6(b) of a Guarantee Agreement;”

2. Section II(1) of the Loan Agreement is hereby further amended by (a) deleting the word “and” at the end of Section II(1)(h)(v), (b) deleting the period at the end of Section II(1)(i) and inserting “; and” in its place, and (c) inserting a new Section II(1)(j) at the end thereof as follows:

“(j) with respect to each Guarantee Agreement entered into by a Borrower, on behalf of any 2a-7 Fund:

(i) provide the Bank with such information with respect to each such Guarantee Agreement as the Bank may request, including in any event prompt notice of (A) the execution and delivery thereof by a Borrower, on behalf of any 2a-7 Fund, (B) the Guarantee Date, if any, with respect thereto, (C) the occurrence of any Guarantee Event thereunder, (D) the occurrence of each Report Date (as defined in Section 5(b) of such Guarantee Agreement), (E) the default by such Borrower, any 2a-7 Fund or the Investment Adviser therefor in the observance or performance of any obligation thereunder, (F) after the Guarantee Date with respect thereto, a copy of each notice, report or other written communication delivered to the Securities and Exchange Commission or the Treasury thereunder, and (G) notice of any expiration or termination thereof, and of each extension or renewal thereof (including the amount of any extension or renewal payment in connection therewith); and

(ii) not amend, supplement or otherwise modify any such Guarantee Agreement, other than (A) by the extension or renewal thereof, (B) by changes to the information provided by or on behalf of such Borrower, any 2a-7 Fund or its Investment Adviser on the exhibits, schedules or other annexes thereto, or (C) otherwise with the prior written consent of the Bank.”

3. Section II(2) of the Loan Agreement is hereby amended by (a) deleting the word “and” at the end of Section II(2)(k), (b) deleting the period at the end of Section II(2)(l) and inserting “; and” in its place, and (c) inserting a new Section II(2)(m) at the end thereof as follows:

“(m) each of the following Funds is a 2a-7 Fund: Columbia California Tax-Exempt Reserves, Columbia Cash Reserves, Columbia Connecticut Municipal Reserves, Columbia Daily Cash Reserves, Columbia Government Reserves, Columbia Government Plus Reserves, Columbia Massachusetts Municipal Reserves, Columbia Money Market Reserves, Columbia Municipal Reserves, Columbia New York Tax-Exempt Reserves, Columbia Tax-Exempt Reserves, and Columbia Treasury Reserves. As of November 5, 2008, the following 2a-7 Funds are subject to a Guarantee Agreement: Columbia California Tax-Exempt Reserves, Columbia Cash Reserves, Columbia Connecticut Municipal Reserves, Columbia Daily Cash

Reserves, Columbia Massachusetts Municipal Reserves, Columbia Money Market Reserves, Columbia Municipal Reserves, Columbia New York Tax-Exempt Reserves, and Columbia Tax-Exempt Reserves. “

4. Section II(3)(e) of the Loan Agreement is hereby restated to read in its entirety as follows:

“(e) such Borrower or Fund or an Investment Adviser (i) applies for or consents to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, provided that no consent provided in Section 7(b) of any Guarantee Agreement shall be deemed in and of itself to be a consent within the meaning of this clause (i) so long as no such receiver, custodian, trustee, liquidator or similar official shall actually have been appointed, (ii) is generally not paying its debts as such debts become due, (iii) makes a general assignment for the benefit of its creditors, (iv) commences any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (v) fails to contest in a timely or appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) takes any actions under state, federal or other applicable law in order to commence the liquidation of any Borrower or Fund (including any liquidation referred to in a Guarantee Agreement), (vii) takes any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing or (viii) discontinues its business; or”

5. Section II(3) of the Loan Agreement is hereby further amended by (a) deleting the period at the end of Section II(3)(j) and inserting “; or” in its place, and (b) inserting a new Section II(3)(k) at the end thereof as follows:

“(k) with respect to any 2a-7 Fund, a Guarantee Event shall occur under any Guarantee Agreement then in effect to which such 2a-7 Fund is a party or otherwise subject, and such Guarantee Event shall not have been cured within five (5) Business Days.”

6. Section II(7) of the Loan Agreement is hereby amended by restating the first sentence thereof (regarding assignments by the Borrowers) to read in its entirety as follows:

“The Borrowers may not assign or transfer any of their rights under any of the Loan Documents without the prior written consent of the Bank (provided that nothing contained in the first sentence of Section 6(b) of any Guarantee Agreement shall be deemed to be a default by any Borrower under this sentence).”

7. Section II(16) of the Loan Agreement is hereby amended by adding the following new defined terms thereto in correct alphabetical order:

“2a-7 Fund” means any Fund that operates in compliance with Rule 2a-7 under the Investment Company Act.

“Guarantee Agreement” means a guarantee agreement in the form attached hereto as Exhibit F hereto executed and delivered by a Borrower with respect to one or more of its series that are 2a-7 Funds.

“Guarantee Date” means, with respect to any 2a-7 Fund, the earlier to occur of (a) the date of the execution and delivery by the Treasury of a Guarantee Agreement with respect to such 2a-7 Fund, and (b) the date the Treasury advises such 2a-7 Fund, directly or indirectly, that such 2a-7 Fund is a participant in the Treasury’s Temporary Guaranty Program for Money Market Funds.

“Guarantee Event” means, with respect to any Guarantee Agreement, a “Guarantee Event” within the meaning of such Guarantee Agreement, without giving effect to the second proviso thereof.

“Treasury” means the United States Department of the Treasury.

8. The Loan Agreement is hereby further amended by adding as Exhibit F thereto an exhibit in the form of Exhibit F attached hereto.

II.	Limited Waiver

The Borrower has informed the Bank that as a result of the election of Columbia California Tax-Exempt Reserves, Columbia Cash Reserves, Columbia Connecticut Municipal Reserves, Columbia Daily Cash Reserves, Columbia Massachusetts Municipal Reserves, Columbia Money Market Reserves, Columbia Municipal Reserves, Columbia New York Tax-Exempt Reserves, and Columbia Tax-Exempt Reserves (the “Subject Funds”), to participate in the Treasury’s Temporary Guaranty Program for Money Market Funds, the Borrower, on behalf of the Subject Funds, may be in default of (a) Section II(1)(c) of the Loan Agreement as a result of the provisions of Section 6(b) of the Guarantee Agreement dated as of September 19, 2008 by and among the Borrower, on behalf of the Subject Funds, and the Treasury (the “Subject Guarantees”); (b) Section II(3)(e) of the Loan Agreement as a result of the consent provided in Section 7(b) of the Subject Guarantees; and (c) Section II(7) of the Loan Agreement as a result of the first sentence of Section 6(b) of the Subject Guarantees (the Defaults set forth in (a) through (c) hereof being hereinafter referred to as the “Guarantee Program Defaults”). The Borrower has requested that the Bank waive the Guarantee Program Defaults (and only to the extent such Guarantee Program Defaults exist) which have occurred under the Loan Agreement from the date such Guarantee Program Defaults occurred until the effective date hereof (the “Waiver Period”). On the effective date hereof, the Bank hereby waives such Guarantee Program Defaults for the Waiver Period. This is a limited waiver and shall not be deemed to constitute a waiver of any other Default or any future breach of the Loan Agreement or any of the other Loan Documents or any other requirements of any provision of the Loan Agreement or any other Loan Documents.

III.	Miscellaneous

1. Other than as amended hereby, all terms and conditions of the Loan Agreement and all related documents are ratified and affirmed as of the date hereof in order to give effect to the terms hereof.

2. The Borrower, for itself and on behalf of its Funds, represents and warrants to the Bank as follows: (a) after giving effect to the terms hereof, no Default or Event of Default has occurred and is continuing on the date hereof under the Loan Documents; (b) each of the Borrower’s representations and warranties contained in Section II(2) of the Loan Agreement is true and correct in all material respects on and as of the date of this letter agreement; (c) the execution, delivery and performance of this letter agreement and the Loan Documents, as amended hereby: (i) are, and will be, within the Borrower’s power and authority, (ii) have been authorized by all necessary proceedings, (iii) do not, and will not, require any consents or approvals including from any governmental authority other than those which have been received, (iv) will not contravene any provision of, or exceed any limitation contained in, the Declaration of Trust or by-laws of the Borrower or any law, rule or regulation applicable to the Borrower or Fund, (v) do not constitute a default under any other agreement, order or undertaking binding on the Borrower or Fund, and (vi) do not require the consent or approval of any other party other than for those consents and approvals which have been received; and (d) assuming due authorization, execution and delivery by the Bank, each of the Loan Documents, as amended hereby, constitutes the legal, valid, binding and enforceable obligation of the Borrower, on behalf of each of its Funds, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

3. Upon receipt of a fully executed copy of this letter agreement and such other documents or instruments as the Bank may reasonably request, this letter agreement shall be deemed to be an instrument under seal and an amendment to the Loan Agreement to be governed by the laws of The Commonwealth of Massachusetts.

4. The Declaration of Trust of Columbia Funds Series Trust has been provided to the Bank, and notice is hereby given that this instrument is executed by the officers of the Borrower as an officer and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Borrower individually but are binding only upon the assets and property of the Borrower.

5. This letter agreement may be executed in counterparts each of which shall be deemed to be an original document.

[Remainder of Page Intentionally Left Blank]

If the foregoing is acceptable to you, please have an authorized officer of each of the Borrowers execute this letter agreement below where indicated and return the same to the undersigned.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Christopher Ducar
Christopher Ducar, Vice President

Acknowledged and Accepted:

COLUMBIA FUNDS SERIES TRUST, on behalf of its fund series as listed in Appendix I attached hereto

By:	/s/ Michael G. Clarke
Name:	Michael G. Clarke
Title:	Deputy Treasurer

APPENDIX I

List of Borrowers and Funds

COLUMBIA FUNDS SERIES TRUST, on behalf of:

Columbia California Tax-Exempt Reserves

Columbia Cash Reserves

Columbia Connecticut Municipal Reserves

Columbia Daily Cash Reserves

Columbia Government Reserves

Columbia Government Plus Reserves

Columbia Massachusetts Municipal Reserves

Columbia Money Market Reserves

Columbia Municipal Reserves

Columbia New York Tax-Exempt Reserves

Columbia Tax-Exempt Reserves

Columbia Treasury Reserves

EXHIBIT F

Guarantee Agreement

[Attached]